SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

NATIONAL INTERSTATE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total Fee Paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

3250 Interstate Drive

Richfield, Ohio 44286

Notice of Annual Meeting of Shareholders

and Proxy Statement

To Be Held On April 26, 2012

Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on Thursday, April 26, 2012 at 9:00 AM, Eastern Daylight Saving Time, at 3250 Interstate Drive, Richfield, Ohio. At the meeting, we will report on our operations and you will have an opportunity to meet our directors and executives.

This booklet includes the formal notice of the meeting and the Proxy Statement. The Proxy Statement tells you more about the agenda and procedures for the meeting. It also describes how our Board of Directors operates, provides information about the director candidates and discusses our executive compensation information.

All shareholders are important to us. We want your shares to be represented at the meeting and urge you to vote by promptly returning a properly completed proxy form.

Sincerely,

David W. Michelson
President and Chief Executive Officer

Richfield, Ohio

March 28, 2012

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF NATIONAL INTERSTATE CORPORATION

Date:	Thursday, April 26, 2012

Time:	9:00 AM Eastern Daylight Saving Time

Place:	3250 Interstate Drive Richfield, Ohio 44286

Purpose:	1. Elect as directors four Class II nominees named in the Proxy Statement and recommended by the Board of Directors

2. Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm

3. Advisory vote on the approval of executive compensation (Say on Pay)

4. Conduct other business if properly raised

Record Date:	February 27, 2012—Shareholders registered in our records or our agents’ records on that date are entitled to receive notice of and to vote at the meeting.

Mailing Date:	The approximate mailing date of this Proxy Statement and accompanying proxy form is March 28, 2012.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on April 26, 2012:

The proxy statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2011 are available at our “Investor Relations” internet website at http://invest.natl.com

Your vote is important

Whether or not you attend the meeting, you may vote by mailing a signed proxy form, which is the bottom portion of the enclosed perforated form. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy in writing at any time before the vote is taken at the meeting by submitting a later-dated proxy form.

We make available, free of charge on our website, all of our filings that are made electronically with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our investor relations website (http://invest.natl.com) and click on the “Financial Information” tab at the right. Copies of our Annual Report on Form 10-K for the year ended December 31, 2011, including financial statements and schedules thereto, filed with the Securities and Exchange Commission, are also available without charge to shareholders upon written request addressed to:

Gary N. Monda

Vice President

National Interstate Corporation

3250 Interstate Drive

Richfield, Ohio 44286

GENERAL INFORMATION

This statement is furnished in connection with the solicitation of proxies for use at our Annual Meeting of Shareholders to be held at 9:00 AM, Eastern Daylight Saving Time, on Thursday, April 26, 2012, at 3250 Interstate Drive, Richfield, Ohio 44286, and at any adjournment thereof. This statement, our Annual Report to Shareholders for the fiscal year ended December 31, 2011, and the accompanying proxy will be sent to shareholders on or about March 28, 2012.

Record Date; Shares Outstanding

As of February 27, 2012, the record date for determining shareholders entitled to notice of and to vote at the meeting, we had 19,469,568 shares of common stock deemed outstanding and eligible to vote, which excludes 2,510,000 shares owned by one of our subsidiaries. Under Ohio law, shares held by subsidiaries are not entitled to vote and are therefore not considered to be outstanding for purposes of the meeting. Each share of outstanding common stock is entitled to one vote on each matter to be presented at the meeting. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes are counted for purposes of determining a quorum, but will have no effect on the outcome of any matter voted on at the meeting.

Cumulative Voting

Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees, as the shareholder desires. Nominees who receive the greatest number of votes will be elected. In order to invoke cumulative voting, notice of cumulative voting must be given in writing to our Secretary not less than 48 hours before the meeting.

Proxies and Voting Procedures

Solicitation of proxies through the mail, in person and otherwise, is conducted by management at the direction of our Board of Directors, without additional compensation. We will pay all costs of soliciting proxies. In addition, we will request brokers and other custodians, nominees and fiduciaries to forward proxy-soliciting material to the beneficial owners of shares held of record by such persons at our expense.

Registered shareholders may vote by completing a proxy form and mailing it to our transfer agent and proxy tabulator, Computershare. To vote, shareholders should complete and sign the bottom portion of the proxy form and return only that portion to the proxy tabulator.

Shareholders whose shares are held in the name of a broker, bank or other nominee should refer to the proxy card or the information forwarded by such broker, bank or other nominee to see what voting options are available to them. If you hold your shares through a bank, broker or other nominee in “street name” but you do not provide the firm that holds your shares with specific voting instructions, it will only be allowed to vote your shares on your behalf in its discretion on “routine” matters, but it cannot vote your shares in its discretion on your behalf on any “non-routine” matter. Proposal 1 relating to the election of four directors nominated by the Board of Directors and Proposal 3 relating to the approval of executive compensation are considered “non-routine” matters and Proposal 2 relating to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is considered a “routine” matter. Therefore, you must give specific instructions to your broker for your shares to be voted at the Annual Meeting on the election of directors and the advisory vote relating to our executive compensation. If a choice is specified on a properly executed proxy form, the shares will be voted accordingly. If a proxy form is signed without a preference indicated, those shares will be voted “FOR” the election of the four nominees recommended by our Board of Directors, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, and “FOR” the approval of the advisory resolution regarding executive compensation. Proxy cards indicating an abstention from voting on a particular matter will not be counted as a vote for that matter, but the shares will be included as part of the shares making up the quorum, and accordingly the abstention will have the same practical effect as a vote against that matter insofar as the vote required is a percentage of the quorum.

Shareholders who hold shares through the Company’s 401(k) plan must give instructions to the trustee on how to vote their shares by completing and returning the proxy card. The trustee will not vote shares for which no instructions are received.

The authority solicited by this Proxy Statement includes discretionary authority to cumulate votes in the election of directors. If any other matters properly come before the meeting or any adjournment thereof, each properly executed proxy form will be voted in the discretion of the proxies named therein.

A shareholder may revoke a prior proxy by writing to our Secretary at our principal offices or by properly executing and delivering a proxy bearing a later date. In addition, persons attending the meeting in person may withdraw their proxies at the meeting and then vote in person.

With respect to Proposal No. 1, the four nominees who receive the greatest number of votes will be elected. If the shareholders do not ratify the appointment of our auditors under Proposal No. 2 we will take that fact into consideration, but may, nevertheless, retain the independent registered public accounting firm recommended by our Board and Audit Committee. With respect to Proposal No. 3, the votes will be taken under advisement.

Adjournment and Other Matters

Approval of a motion for adjournment or other matters brought before the meeting requires the affirmative vote of a majority of the shares voting at the meeting. We know of no other matters to be presented at the meeting other than those stated in this document.

MATTERS TO BE CONSIDERED

Proposal No. 1 Election of Class II Directors

The Board of Directors oversees our management on your behalf. The Board reviews our long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the president and chief executive officer, setting the scope of their authority to manage our business day-to-day and evaluating management’s performance.

Our Board of Directors is currently comprised of nine directors divided into two classes. Each director serves for a two-year term, with Class I directors elected in odd numbered years and Class II directors elected in even numbered years. The term for our Class II directors expires at this year’s Annual Meeting of Shareholders. Joseph E. (Jeff) Consolino, Theodore H. Elliott, Jr., Gary J. Gruber, Donald D. Larson and David W. Michelson are our current Class I directors. Keith A. Jensen, Vito C. Peraino, Joel Schiavone and Alan R. Spachman are our current Class II directors. During 2011, the entire Board of Directors met eight times. We expect our directors to attend the Annual Meeting of Shareholders and all of our directors attended the Annual Meeting of Shareholders held on April 28, 2011. No director attended fewer than 75 percent of the aggregate number of meetings of the Board and Board committees on which he served during 2011.

After considering all relevant facts and circumstances, including those described under “Certain Relationships and Related Transactions” beginning on page 33 of this Proxy Statement, our Board of Directors has determined that three of our current nine directors, Mr. Consolino, Mr. Elliott and Mr. Schiavone, are “independent” in accordance with Nasdaq Global Select Market listing standards and Securities and Exchange Commission regulations. We are not required to have a majority of independent directors on our Board as would otherwise be required by the rules of the Nasdaq Global Select Market because of the “controlled company” exemption from these rules that applies to companies where more than 50% of the voting power for the election of directors is held by an individual, a group or another company. As described elsewhere in this Proxy Statement, Great American Insurance Company holds approximately 52.4% of our voting power for the election of directors.

Our Board of Directors, acting on the advice of its Nominating/Governance Committee, has nominated four individuals to hold office until the 2014 Annual Meeting of Shareholders or until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by our Board of Directors but, in any event, no proxy may be voted for more than four nominees. The four nominees who receive the greatest number of votes will be elected.

Following are the nominees for election as Class II members of the Board of Directors and Class I directors, a description of the business experience of each nominee and director and the names of other publicly-held companies for which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s or director’s specific experience, qualifications, attributes and skills that led our Board to the conclusions that the nominee or director should serve as a director at this time, the Board also believes that all of our nominees and directors are individuals of substantial accomplishment with demonstrated leadership capabilities. Each of our nominees and directors also has the following personal characteristics: integrity, commitment, independence of thought, judgment essential for effective decision making and the ability and willingness to dedicate the necessary time, energy and attention to prepare for, attend and participate in meetings of the Board and its committees.

The nominees for election as Class II members of the Board of Directors are:

Keith A. Jensen Director since April 2000	Mr. Jensen has served as senior vice president of American Financial Group, Inc., parent of our largest shareholder, since 1999 and was named its chief financial officer in January 2005. Mr. Jensen joined the Great American Insurance Group in 1999 as senior vice president and chief financial officer and was promoted to executive vice president in 2004. Mr. Jensen has served on the Board of Directors of Great American Insurance Company, our largest shareholder, since 1999. Before working with American Financial Group, Inc., Mr. Jensen was a partner with Deloitte & Touche LLP, where he served several insurance company clients. We believe that Mr. Jensen’s extensive public accounting experience as well as his experience serving as chief financial officer for both a property and casualty insurance company group and a publicly-traded holding company give him unique qualifications to serve as a member of our Board. Mr. Jensen is a member of the Compensation Committee and Steering Committee.

Vito C. Peraino Director since October 2010	Mr. Peraino was elected senior vice president and general counsel of American Financial Group, Inc., parent of our largest shareholder, in March 2012. He previously served as senior vice president of Great American Insurance Company, since 2002 and assistant general counsel of Great American Insurance Company since 2004. Since joining Great American Insurance Company in 1999, Mr. Peraino has held various executive claims management positions. Additionally, Mr. Peraino spent several years in private practice and has represented various insurance industry entities as an attorney since 1981. We believe that Mr. Peraino’s industry experience, his insurance claims specific experience, and legal background provide him with the qualifications and characteristics we value in a Board member. Mr. Peraino is a member of the Nominating/Governance Committee.

Joel Schiavone Director from January 1989 until December 1989 and then re-elected in 2001	Since 1999, Mr. Schiavone has been the managing partner of several privately-held New Haven Connecticut based real estate companies. Prior to that, Mr. Schiavone was the owner and chief executive officer of Schiavone Corporation, a holding company for a variety of investments. Mr. Schiavone has experience owning two transportation companies, which provides him with personal and professional experience related to our business, as well as past public company director experience. In addition to his experience, his service on our Board for over eleven years provides him with extensive knowledge about us and our business. Mr. Schiavone is a member of the Audit, Nominating/Governance and Steering Committees.

Alan R. Spachman Director since 1989	Mr. Spachman is our founder, and has served as Chairman since 2004. This provides him with unique qualifications to serve on our Board and as Chairman. In addition to being our founder and Chairman for the last several years, Mr. Spachman served as the chief executive since our inception in 1989 through 2007. From 1984 to 1988, Mr. Spachman was a senior vice president at Progressive Corporation, where he initiated its passenger transportation insurance business. Since 2008, Mr. Spachman has been president and owner of Belmont Insurance Services, LLC, an independent insurance agency. In addition to his more than twenty-six years of insurance industry experience, Mr. Spachman previously served in various labor relations and human resource management positions with Collins and Aikman, Inc. and Frito-Lay, Inc. Mr. Spachman is the Chair of the Steering Committee.

Our Board of Directors recommends that shareholders vote FOR the election of the four Class II nominees as directors.

Below is information about our Class I directors:

Joseph E. (Jeff) Consolino Director since May 2006	Mr. Consolino is president and chief financial officer of Validus Holdings, Ltd., a Bermuda-based property and casualty reinsurance company. Prior to joining Validus in March 2006, Mr. Consolino served as a managing director in Merrill Lynch’s investment banking division. Mr. Consolino also currently serves as a director of AmWINS Group, Inc., a wholesale insurance brokerage based in Charlotte, North Carolina. While at Merrill Lynch, Mr. Consolino specialized in insurance company advisory and financing transactions and led the underwriting of our initial public offering, which provided him with specific experience related to our operations. We believe that Mr. Consolino’s experience serving as chief financial officer for both a property and casualty insurance company group and a publicly-traded holding company and his nineteen years of experience in insurance-related financial matters give him unique qualifications to serve as a member of our Board. Mr. Consolino is the Chair of the Audit Committee and a member of the Compensation Committee.

Theodore H. Elliott, Jr. Director since 1989	Since 1981, Mr. Elliott has been in the venture capital business as the chairman of Prime Capital Management Company, Inc. and as a private investor. Prime Capital was one of our founding investors in 1989. Mr. Elliott’s service as a director for us for the past twenty-two years gives him historical perspective and experience with us that are of value to us in a Board member. Prior to Prime Capital Management, Mr. Elliott was vice president of General Electric’s venture capital subsidiary. Mr. Elliott has served on multiple public company boards, including ION Geophysical Corporation (NYSE) prior to February, 2011. Mr. Elliott is an attorney and a Chartered Financial Analyst with over fifty years of investment banking and venture capital experience. We believe Mr. Elliott’s public company board experience and knowledge of our operations make him uniquely qualified to serve as a member of our Board. Mr. Elliott is a member of the Audit and Compensation Committees.

Gary J. Gruber Director since April 1991	Mr. Gruber serves as executive vice president of Great American Insurance Company, our largest shareholder. Mr. Gruber joined Great American Insurance Company in 1977 and has held a variety of financial, management and officer positions since 1983. Mr. Gruber has served as a director of Great American Insurance Company since 1993, is a certified public accountant and has over thirty-three years of experience with property and casualty insurance operations, financial statements, loss reserving, reinsurance and investments. We believe that Mr. Gruber’s extensive executive management and board experience with property and casualty insurance operations provide him with specific skills and knowledge that we value for service as our Board member. Mr. Gruber is the Chair of the Nominating/Governance Committee.

Donald D. Larson Director since April 1991	Mr. Larson was named president and chief operating officer of Great American Property & Casualty Insurance Group in 2010. Prior to being named president, Mr. Larson served as executive vice president and president, specialty group, for the Great American Property and Casualty Insurance Group since 1999. Mr. Larson joined American Financial Group, Inc., parent of our largest shareholder, in 1973 and Great American Insurance Company, our largest shareholder, in 1981. Mr. Larson has served as a director of Great American Insurance Company since 1988. Additionally, Mr. Larson served as our Chairman from 1993 until 2004. Mr. Larson holds both a Certified Public Accountant license and a Chartered Property and Casualty Underwriter professional designation and has over thirty-one years of experience in the property and casualty insurance industry. We believe that Mr. Larson’s prior service as our Chairman and executive management experience, specifically as it relates to our industry, make him uniquely qualified to serve as a member of our Board. Mr. Larson is the Chair of the Compensation Committee and a member of the Nominating/Governance and Steering Committees.

David W. Michelson Director since October 2009	Mr. Michelson became our President and Chief Executive Officer effective January 1, 2008. Prior to being named Chief Executive Officer, Mr. Michelson served as our President and Chief Operating Officer during 2007. He has held several other positions during his initial employment with us from 1992-1998 and since rejoining us in 1999, including serving as our Senior Vice President and Executive Vice President. Mr. Michelson holds an Associate in Research and Planning professional designation and has over thirty-two years of insurance industry experience including management of all departments and facets of our company and through serving in various positions at Reliance Insurance Company, Liberty National Fire and Progressive Corporation. Mr. Michelson’s service as our Chief Executive Officer, and his experience as it relates to us and the property and casualty industry as a whole provide him with skills and knowledge that qualify him to serve on our Board.

Proposal No. 2 Ratification of the Appointment of Our Independent Registered Public Accounting Firm

Our Audit Committee Charter provides that the Audit Committee shall recommend annually to the Board of Directors the appointment of an independent registered public accounting firm to serve as auditors. In April 2012, the Audit Committee expects to recommend the appointment of Ernst & Young LLP to serve as auditors for the year ending December 31, 2012. Ernst & Young LLP (or its predecessor) has served as our independent registered public accounting firm since our formation in 1989.

Both our Board of Directors and Audit Committee would like to know the opinion of shareholders regarding the appointment of Ernst & Young LLP as auditors for the year ending December 31, 2012. For this reason, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment, our Audit Committee and Board of Directors will take that fact into consideration, but may, nevertheless, continue to retain Ernst & Young LLP. We may also engage a different independent registered public accounting firm at any time during the year if our Audit Committee and Board of Directors determine that such a change would be in our best interests.

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2011 and 2010, respectively, and fees billed for other services rendered by them during these periods.

	2011	2010
Audit fees (1)	$1,034,110	$1,009,325
Audit-related fees (2)	20,400	175,100
Tax fees (3)	34,275	39,668
All other fees (4)	2,125	2,125

Total	$1,090,910	$1,226,218

(1)	Ernst & Young LLP’s aggregate fees for services related to the audits of the U.S. generally accepted accounting principles financial statements, statutory insurance company audits, reviews of Securities and Exchange Commission filings and for quarterly reviews.
(2)

Ernst & Young LLP’s audit-related fees relate primarily to assurance services, which for 2011 primarily included assistance provided during our regular periodic examination by the Ohio Department of Insurance.

For 2010, these fees included services associated with the Vanliner acquisition, primarily assurance services including purchase accounting and the related valuation procedures, as well as consultation on our Internal Revenue Code Section 338(h)(10) election.
(3)	Ernst & Young LLP’s tax fees relate primarily to tax compliance services, including the review of federal and state tax returns, as well as routine tax advice.
(4)	All other fees are related to an EYOnline subscription, which we use to conduct financial research.

Representatives of Ernst & Young LLP are expected to be at the meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

Our Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

Proposal No. 3 Advisory vote on the approval of executive compensation (Say on Pay)

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), you are entitled to vote to approve our executive compensation for our executive officers. This is commonly known as “Say on Pay.” According to the Dodd-Frank Act, Say on Pay shareholder votes are advisory only votes and are not binding on us or our Board of Directors. Although the vote is non-binding, we and our Board of Directors value the opinion of our shareholders and will consider your votes when making executive compensation decisions in the future.

In 2011, our shareholders expressed a preference for annual votes on executive compensation through an advisory vote on the frequency of shareholder votes on executive compensation (commonly referred to as Say When on Pay). Upon consideration of the results of the advisory vote on the frequency of shareholder votes on executive compensation, our Board of Directors determined that we will hold a Say on Pay vote each year.

As explained more fully in the Compensation Discussion and Analysis beginning on page 13, our executive compensation philosophy seeks to recognize the importance of our executive officers to our overall success. Our compensation program objectives are:

•	to attract and retain talented individuals,

•	to motivate our executive team to achieve our overall goals and objectives,

•	to reward our excellent performers and

•	to align the interests of our key managers with those of our shareholders.

Our executive compensation program is comprised of annual base salary, annual cash incentive bonuses and long term incentive awards. We strive to maintain a compensation system that is internally equitable and externally competitive. We seek to encourage and reward performance by our executive officers that achieves or exceeds our financial and operational performance goals, without encouraging excessive risk taking that could be detrimental to our shareholders.

We believe our compensation program principles have been effective because in 2011 we:

•	increased book value per share by 13%

•	exceeded our overall sales plan objective of $517 million

•	maintained our group A.M. Best rating of “A” (Excellent)

•	finished the year with a combined ratio below our corporate objective of 96%

We believe that our executive compensation appropriately compensates and rewards our executive officers for their significant roles in these achievements. Accordingly, although the votes of shareholders on this proposal are non-binding and advisory, we are asking our shareholders to indicate their support for our overall executive compensation philosophy and practices.

Our Board of Directors recommends that shareholders vote FOR the following resolution:

“RESOLVED, that the shareholders of National Interstate Corporation approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s 2012 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which includes the Compensation Discussion and Analysis, the compensation tables and any related material).”

PRINCIPAL SHAREHOLDERS

The following shareholders are the only persons known by us to beneficially own 5% or more of our outstanding common shares as of February 27, 2012:

Name and Address of Beneficial Owner	Common Shares Held (1)	Percent of Class	Percent of Voting Power (2)
Great American Insurance Company	10,200,000	46.4%	52.4%
301 East Fourth Street Cincinnati, Ohio 45202

T. Rowe Price Associates, Inc. (3)	1,942,550	8.8%	10.0%
100 E. Pratt Street Baltimore, Maryland 21202

Alan R. Spachman (4)	1,453,529	6.6%	7.5%
c/o National Interstate Corporation 3250 Interstate Drive Richfield, Ohio 44286

FMR LLC (5)	1,120,709	5.1%	5.8%
82 Devonshire Street Boston, Massachusetts 02109

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable. The table also includes the number of common shares that may be acquired pursuant to options that are currently exercisable or will be exercisable within 60 days of February 27, 2012.
(2)	Does not include 2,510,000 common shares held by our subsidiary, National Interstate Insurance Company. Under Ohio law, shares held by an issuer’s wholly-owned subsidiary do not have voting rights and are not counted for quorum purposes.
(3)	Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2012. T. Rowe Price Associates, Inc. has sole voting power with respect to 678,350 of these shares and has sole dispositive power with respect to all of these shares. These securities are owned by various individuals and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc., which owns 1,252,200 shares, representing 6.4% of the shares outstanding. T. Rowe Price Associates, Inc. serves as investment adviser with the power to direct investments and/or sole power to vote the securities, however, Price Associates expressly disclaims beneficial ownership of such securities.
(4)	Mr. Spachman has sole voting power and sole dispositive power with respect to all of these shares. In addition to the amount listed in the table above, Mr. Spachman is the beneficiary, but not the trustee, of the Alan R. Spachman GRAT No. 2 and the Alan R. Spachman GRAT No. 3, which currently hold 500,000 and 300,000 common shares, respectively. Mr. Spachman does not have voting or dispositive power with respect to these 800,000 shares.
(5)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2012. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, acting as investment adviser to Fidelity Low-Priced Stock Fund (“Fund”), is the beneficial owner of 1,120,709 shares. Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through its control of Fidelity and the Fund, each has sole power to dispose of the shares. Neither FMR LLC nor Edward C. Johnson 3d has the power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Board of Trustees.

MANAGEMENT

The table below provides information regarding our directors and executive officers as of February 27, 2012. There are no family relationships among any of our directors or executive officers.

Name	Age	Position	Director or Executive Officer Since
David W. Michelson (1)	54	Director, President and Chief Executive Officer	1992
Julie A. McGraw	48	Vice President, Chief Financial Officer and Treasurer	2006
Terry E. Phillips	62	Senior Vice President	1999
Gary N. Monda	55	Vice President and Chief Investment Officer	1999
Arthur J. Gonzales	52	Vice President, General Counsel and Secretary	2009
Alan R. Spachman (9)	64	Chairman of the Board	1989
Joseph E. (Jeff) Consolino (3)(6)	45	Director	2006
Theodore H. Elliott, Jr. (2)(3)	76	Director	1989
Gary J. Gruber (8)	56	Director	1991
Keith A. Jensen (3)(5)	61	Director	2000
Vito C. Peraino (4)	55	Director	2010
Donald D. Larson (4)(5)(7)	60	Director	1991
Joel Schiavone (2)(4)(5)	75	Director	2001

(1)	David W. Michelson was initially employed by us in 1992 through 1998 and rejoined us in 1999.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Nominating/Governance Committee.
(5)	Member of the Steering Committee.
(6)	Chair of the Audit Committee.
(7)	Chair of Compensation Committee.
(8)	Chair of Nominating/Governance Committee.
(9)	Chair of the Steering Committee.

For biographical information concerning the directors and nominees for director, including our President and Chief Executive Officer, Mr. Michelson, please see pages 3-6.

Julie A. McGraw has served as our Vice President, Chief Financial Officer and Treasurer since January 2006. Prior to joining us, Ms. McGraw held various positions at HMI Industries Inc. from 1996 to 2006, including vice president and chief financial officer/treasurer. Additionally, Ms. McGraw held various financial management positions at Moen Inc. and Isolab Inc. and worked for five years at the public accounting firm of Price Waterhouse.

Terry E. Phillips has served as our Senior Vice President since May 2006. Mr. Phillips has held other executive positions with our subsidiary, National Interstate Insurance Company, including Vice President, Claims, since 1999. Prior to joining us, Mr. Phillips was senior vice president for Continental National Indemnity from 1989 to 1999. Mr. Phillips previously served in both management and claims capacities for Midwestern Group, USF&G and TransAmerica Group Insurance Companies.

Gary N. Monda has served as our Vice President and Chief Investment Officer since January 2006 and was previously our Vice President and Chief Financial Officer since 1999. Prior to joining us, Mr. Monda served the insurance industry as vice president, strategic planning, for Victoria Financial Corporation and held various financial and general management positions with Progressive Corporation over a period of fifteen years. Mr. Monda also worked for four years at the public accounting firm of Ernst & Young LLP.

Arthur J. Gonzales has served as our Vice President, General Counsel and Secretary since February 2009. Prior to joining us, Mr. Gonzales served as executive vice president and general counsel of J. and P. Holdings, Inc. and its insurance subsidiaries from 2005 to 2008 and held various positions at Vesta Shelby Select Insurance Companies from 1998 to 2005, including senior vice president, general counsel and secretary. Additionally, Mr. Gonzales served as corporate counsel for Anthem Shelby Insurance Companies, served as a judicial clerk for the Third District Court of Appeals of Ohio for five years and worked in private practice.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and the holders of more than 10% of our common shares to file reports with the Securities and Exchange Commission. Such reports include initial reports of ownership of our common shares and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Executive officers, directors and 10% shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the filings of our executive officers, directors and 10% shareholders, we believe that all of our executive officers, directors and 10% shareholders complied with all filing requirements applicable to them with respect to transactions during fiscal year 2011.

Securities Ownership

The following table sets forth information, as of February 27, 2012, concerning the beneficial ownership of our equity securities by our current directors, the executive officers in the Summary Compensation Table and by all of our directors and executive officers as a group. Such information is based on data furnished by the persons named. Except as set forth in the following table, no director or executive officer beneficially owned 1% or more of any class of our equity securities outstanding at February 27, 2012. Unless otherwise indicated, beneficial ownership of the equity securities held by each individual consists of sole voting power and sole investment power or of voting power and investment power that is shared with the individual’s spouse or family member.

Name of Beneficial Owner	Number of Shares (1)	Percent	Voting Power (2)
David W. Michelson (3)	264,155	1.2%	1.4%
Julie A. McGraw	40,000	*	*
Terry E. Phillips	142,965	*	*
Gary N. Monda	72,200	*	*
Arthur J. Gonzales	16,000	*	*
Alan R. Spachman	1,453,529	6.6%	7.5%
Joseph E. (Jeff) Consolino	7,344	*	*
Theodore H. Elliott, Jr.	145,200	*	*
Gary J. Gruber	1,000	*	*
Keith A. Jensen	500	*	*
Donald D. Larson	1,000	*	*
Vito C. Peraino	1,000	*	*
Joel Schiavone	87,150	*	*

Directors and executive officers as a group (13 people)	2,232,043	10.1%	11.4%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable. The table also includes the number of common shares that may be acquired pursuant to options that are currently exercisable or will be exercisable within 60 days of February 27, 2012 (Michelson—80,000; McGraw—39,800; Phillips—73,000; Monda—35,000; Gonzales—24,000). Mr. Schiavone and Mr. Elliott have 87,150 and 145,200 shares pledged as security, respectively.
(2)	Does not include 2,510,000 common shares held by our subsidiary, National Interstate Insurance Company. Under Ohio law, shares held by an issuer’s wholly-owned subsidiary do not have voting rights and are not counted for quorum purposes.
(3)	Mr. Michelson’s number of shares includes 73,800 shares of service–based restricted stock, in which he has sole voting power.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our Compensation Committee establishes and implements our compensation policies and programs for our executive officers. Although this Compensation Discussion and Analysis will focus on our policies and programs as they relate to our executive officers, it is also intended to give our shareholders a general overview of our compensation strategies.

The Compensation Committee of the Board of Directors (the “Compensation Committee” or “Committee”) consists of four directors, Joseph E. (Jeff) Consolino, Theodore H. Elliott, Jr., Keith A. Jensen and Donald D. Larson, none of whom is an employee of ours or any of our subsidiaries. Mr. Larson and Mr. Jensen are officers of Great American Insurance Company, our majority shareholder and its parent corporation, American Financial Group, Inc., respectively. The Committee’s functions include reviewing and making recommendations to the Board of Directors with respect to our executive compensation policies and programs. For a more complete discussion of the Committee’s responsibilities, see the discussion in the section titled “Corporate Governance, Committee Descriptions and Reports – Compensation Committee” in this Proxy Statement beginning on page 31. The Committee has the exclusive authority to approve bonuses, award salary adjustments and grant awards to our executive officers under our Long Term Incentive Plan. Prior to making compensation decisions with respect to our executive officers, the Committee takes into account the recommendations of our Chief Executive Officer and our other Board members. The Committee and our Board of Directors have also considered the results of our 2011 shareholders’ advisory vote on executive compensation, through which, our shareholders expressed approval of our executive compensation and overall pay practices. The Committee has not engaged any compensation consultant or other outside advisor to assist the Committee.

This report contains management’s discussion and analysis of the compensation awarded to, earned by, or paid to the following executive officers (the “Named Executive Officers”):

David W. Michelson	President and Chief Executive Officer
Julie A. McGraw	Vice President, Chief Financial Officer and Treasurer
Terry E. Phillips	Senior Vice President
Arthur J. Gonzales	Vice President, General Counsel and Secretary
Gary N. Monda	Vice President and Chief Investment Officer

Our Compensation Philosophy

Our compensation and benefits programs recognize the importance of our executive officers to our overall success. The objectives of our compensation program are simple:

•	to attract and retain talented individuals,

•	to motivate our executive team to achieve our overall goals and objectives,

•	to reward our excellent performers and

•	to align the interests of our key managers with those of our shareholders.

We strive to maintain a compensation system that is internally equitable and externally competitive. The Compensation Committee reviews and approves the compensation package of each executive officer, including our Chief Executive Officer. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of our other executive officers.

Our compensation program for all officers, including executive officers, has three principal components:

•	annual base salary,

•	annual cash incentive bonuses and

•	long term incentive (equity) awards.

Our “management by objective” philosophy requires each executive officer, along with all of our other employees, to set specific, measurable objectives at the beginning of each calendar year. Examples of objectives for our Named Executive Officers include the development and implementation of strategic initiatives, the completion of important corporate or departmental projects by targeted dates, process improvements for operating workflow or specific employment related matters concerning the management of our business units and products and the development of management personnel. These individual objectives are based on market competitiveness and the Named Executive Officer’s relative impact on our financial and underwriting results.

We primarily determine base salaries by an analysis of relevant market data by our Human Resources department and by working with our Chief Executive Officer and other members of senior management. As described in more detail below, we set Mr. Michelson’s base salary in his employment agreement. We primarily design base salaries to recognize an individual employee’s regular commitment to his or her job and the achievement of specific individual objectives.

We use annual cash incentive bonuses to encourage each employee to reach, or to assist us in reaching, specific, measurable individual and/or corporate objectives. Our incentive programs reward all levels of eligible employees for their contributions toward meeting our written premium growth and underwriting profit objectives. We maintain two primary annual incentive plans: (1) our Management Bonus Plan, historically reserved for our key managers representing approximately 7% of our employee base and (2) our Goalshare program in which every other employee (except for certain salespersons) participates. Specific sales positions are eligible for sales bonuses outside of either the Management Bonus Plan or Goalshare program. We believe these plans give our employees a sense of ownership and interest in our company. To encourage a continuing relationship with us, bonuses under our annual incentive bonus programs are subject to a multi-year payout, considered earned when paid and the individual must be actively employed on the date of payment to receive the bonus.

We reserve awards under our Long Term Incentive Plan for our officers, including officers of our subsidiaries. We grant such awards in connection with an officer’s initial hire or promotion. These awards are designed to align the interests of our officers with the interests of our shareholders. With the exception of the stock bonus and restricted share awards granted to Mr. Michelson, all of these awards have been in the form of stock options. Similar to our annual cash incentive bonus programs, our long term incentive awards have the additional benefit of encouraging an employee to continue his or her employment relationship with us as these awards typically vest over a multi-year period. No options were awarded to any Named Executive Officer during 2011.

A primary objective of our compensation and benefits programs is to encourage and reward performance by our Named Executive Officers that achieves or exceeds our financial and operational performance goals, without encouraging the taking of excessive risks that could be detrimental to the interests of our shareholders. Overall, the Committee does not believe that any aspect of our compensation program encourages the Named Executive Officers to take unnecessary and excessive risks.

The discussion below further describes the main elements of compensation paid to our executive officers.

Specific Elements of Our Compensation Program and Compensation of Named Executive Officers

Annual Base Salaries. We establish base salaries using competitive market data. Although we do not have a defined peer group, we do consult available information from insurance and other companies of similar size and structure in analyzing base salaries and total compensation for our executive officers. For example, on an annual basis, our Human Resources Department uses a benchmarking survey titled “Insurance Salary Survey,” which is generated by a division of Riverside Consultants, Inc. We strive to pay competitive base salaries to our executive officers, but we generally do not seek to be above market in this component as we believe our annual bonus and long term incentive compensation programs more appropriately align our executives’ overall compensation with achievement of corporate objectives and individual goals.

We review the salaries of all executive officers on an annual basis, and more frequently in the event of promotions or other changes in responsibilities. Annual merit increases are typically effective retroactive to January 1 of each year after approval by the Compensation Committee in February. After the year concludes, our Chief Executive Officer evaluates each executive’s success relative to pre-defined objectives. The Compensation Committee then evaluates all officers’, including our Chief Executive Officer’s, performance as part of the annual salary and bonus review process. At the Committee’s February meeting, our Chief Executive Officer makes base salary and bonus recommendations to the Committee based on competitive market data, our underwriting and overall corporate operating results for the preceding accident year and each of our executives’ performance relative to his or her individual objectives, which are described below. After receiving the recommendations of our Chief Executive Officer with respect to the other executive officers and key managers, the Committee discusses the recommendations with our other Board members, deliberates, makes any necessary adjustments and approves final base salary and annual management bonus figures for all executive officers (including our Chief Executive Officer) and other key managers.

The Compensation Committee approves annual base salaries for the Named Executive Officers after considering each officer’s position, responsibilities and performance to objectives. In conjunction with its February 2011 meeting, the Committee reviewed the recommendations of our Chief Executive Officer with respect to both corporate objectives and specific individual performance objectives of each executive officer. The Committee formally approved the 2011 salaries for the Named Executive Officers, including 2011 salary increases ranging from $11,926 to $22,491 over 2010 base salaries.

Annual Management Bonuses. We have a management bonus plan that is designed to provide an equitable sharing of underwriting profits between managers and shareholders. The Committee determines participation in the Management Bonus Plan upon recommendation of our Chief Executive Officer. An officer’s inclusion in the program one year does not guarantee his or her future participation. However, for the 2011 accident year bonus pool (with the first payments in 2012) and historically, our Chief Executive Officer has recommended and the Committee has approved the inclusion of all executive officers in the program. A threshold consideration for any bonus is whether we make an underwriting profit. If we do not make an underwriting profit for an accident year, then we have not historically paid any management bonuses for that accident year. Although some insurance companies consider investment results when determining corporate profitability, consistent with our corporate objective of underwriting discipline we require that we achieve an underwriting profit. Assuming a corporate underwriting profit is achieved, then, as with the annual base salary review, the Committee reviews the recommendations of our Chief Executive Officer related to the evaluation of each Named Executive Officer’s success in achieving individual performance objectives during the prior year.

To be entitled to receive a bonus award, a participant must be employed by us when the bonus is paid. Therefore, the estimated bonus payouts for a given year are not considered to be individually earned by each participant until the bonus is paid in the following years. We currently pay bonus amounts over a three-year period (50%, 35% and 15%). This multi-year payout structure allows accident year results to sufficiently mature, thereby helping to ensure we do not prematurely pay an executive for accident year results that develop unfavorably, and allows for the possibility of additional payments in years two and three if accident year results develop favorably. Each year, we examine the prior accident years in the Management Bonus Plan to determine the impact, if any, on the current year payouts. We believe this feature in our Management Bonus Plan would allow us to recover all or a portion of any award upon a restatement or other adjustment of performance measures.

The Committee is responsible for the administration of the Management Bonus Plan, which makes a substantial portion of each executive officer’s total compensation dependent on our underwriting profit as well as on the pre-established performance objectives specific to each executive officer. The Committee, with recommendations from our Chief Executive Officer, approves the target incentive award for each participant (expressed as a percentage of base salary) at its February meeting each year. Our Named Executive Officers had the following bonus targets (expressed as a percentage of their base salary) for the 2010 (the first portion of which is paid in 2011) and 2011 (the first portion of which is paid in 2012) accident years: Mr. Michelson—100%; Ms. McGraw—50%; Mr. Phillips—70%; Mr. Monda—50%; Mr. Gonzales—50%. The bonus targets for each Named Executive Officer reflect their respective individual impact on our financial results and individual performance objectives. According to the terms of Mr. Michelson’s employment agreement, we will set his target bonus at 100% of his base salary for each year during the term of the agreement.

Our Chief Executive Officer recommends to the Committee the allocation of the annual accident year bonus pool to each participant, considering the individual’s targeted bonus, contributions relative to his or her individual performance objectives and the performance of other participants relative to their individual objectives. There is no specific weighting attributed to any one factor in the evaluation and the objectives are generally measured by substantial completion or, with respect to financial targets, substantial achievement. Our Chief Executive Officer subjectively reviews the achievement of each Named Executive Officer’s objectives, considers their overall discharge of their responsibilities as executives, as well as any corporate objectives applicable for the accident year and determines the amount of bonuses that should be paid, and the Compensation Committee reviews such determinations. The Committee has the ability, and has in the past exercised its discretion, to adjust a Named Executive Officer’s bonus based on the Committee’s own or the Chief Executive Officer’s recommendation.

Mr. Michelson’s 2011 and 2010 objectives included the Company utilizing excess capital by closing on or proactively and strategically identifying and pursuing target acquisitions, continuing growth in the Company’s business components, achieving a return on shareholders’ equity target of 15% plus the rate of inflation, attainment of an overall gross premiums written target of $517 million for 2011 and $400 million for 2010, achievement of a corporate after-tax profit plan, inclusive of investment income, of $46.5 million for 2011 and $37 million for 2010 and, to be judged on a subjective basis, overall company operating and financial performance.

Specific 2011 and 2010 individual objectives for Mr. Phillips included accountability for assigned products achieving a gross premiums written target of $427 million for 2011, and $400 million for 2010, pre-tax product-related profitability objectives, excluding any earnings from investments, of $31.4 million for 2011 and $31.0 million for 2010, ensuring that non-product departments achieve their departmental objectives, development of specified new product(s) during the years, active management of subordinate managers, involvement in and presence at appropriate sales, industry and association meetings, execution of certain project-based objectives, as well as continued improvement in underwriting processes and compliance initiatives.

Ms. McGraw’s 2011 and 2010 objectives included leading and managing our SEC and statutory financial filings processes, managing or assisting in strategic initiatives, serving as liaison to our Audit Committee and external auditors, continued promotion of financial process automation, active management of our finance and accounting functions, including ensuring that the functions are adequately staffed and trained, supporting and enhancing key regulatory, corporate governance and rating related obligations and relationships, and managing or assisting in capital adequacy corporate tax planning.

Specific 2011 and 2010 objectives for Mr. Monda included management of our investment portfolio within our investment policy guidelines including achievement of returns consistent with established benchmarks including Barclays Intermediate Aggregate Index, Merrill Lynch Preferred Stock, Agency and Treasury Indices, and S&P 500 Index, development and management of relationships with investment service vendors, active management of our investor relations function including managing relationships with analysts and responsiveness to investors, active management of our reinsurance function and corporate services functions and facilities, and administrative oversight of the internal audit function, including responsibility for enterprise risk management initiatives.

Mr. Gonzales’ 2011 and 2010 objectives included serving as our lead in-house legal counsel, supporting strategic business initiatives, management of our legal and regulatory compliance functions, serving as liaison to our Board of Directors, management of our corporate records, development of legal and regulatory staff and management of outside legal expenses.

For 2010 performance, after reviewing the Chief Executive Officer’s recommendations and subjectively reviewing each Named Executive Officer’s performance to objectives, the Committee determined that each Named Executive Officer, including our Chief Executive Officer, substantially completed or complied with his or her stated objectives. The Committee formally approved percentage allocations of the 2010 accident year bonus pool for the Named Executive Officers as follows: Mr. Michelson—22.3% ($617,400); Ms. McGraw—5.9% ($163,018); Mr. Phillips—8.6% ($236,915); Mr. Monda—5.3% ($147,795); Mr. Gonzales—5.6% ($155,268). Subject to adjustment due to development in 2010 accident year results, approved amounts for the 2010 accident year bonus pool are to be paid over a three-year period (50% in 2011, 35% in 2012, 15% in 2013). As a negotiated term of his hiring in 2009, Mr. Gonzales’ 2010 accident year bonus is to be paid over a three-year period on a payout schedule of 60% in 2011, 30% in 2012 and 10% in 2013.

Similarly, in February of 2012, for the 2011 accident year bonus pool, the Committee formally approved percentage allocations of the 2011 accident year bonus pool for the Named Executive Officers as follows: Mr. Michelson—16.1% ($343,945); Ms. McGraw—6.4% ($136,776), Mr. Phillips—7.8% ($166,649), Mr. Monda—5.3% ($112,237), and Mr. Gonzales—5.5% ($116,932). Subject to adjustment due to development in 2011 accident year results, approved amounts for the 2011 accident year bonus pool are to be paid over a three-year period (50% in 2012, 35% in 2013, 15% in 2014).

Long Term Incentive Plan Awards. Incentive awards represent an important part of our performance-based compensation system. The Compensation Committee believes that our shareholders’ interests are served by aligning our executives’ interests with those of our shareholders through the award of incentive compensation like stock options and restricted shares. The Committee has several award alternatives under our Long Term Incentive Plan, including stock options, stock appreciation rights, performance units and shares, restricted shares, deferred shares and other similar awards. We have not intentionally coordinated the grant of awards under our Long Term Incentive Plan with the release of material non-public information.

Our Compensation Committee typically approves Long Term Incentive Plan awards in the form of stock options to officers only in connection with their initial employment or promotion. The exercise price of our stock option awards granted since our initial public offering has been the closing market price on the date of grant, which is typically the date of the applicable officer’s hire or promotion unless a different price is established at the discretion of the Compensation Committee. Options only have value if the market price of our common stock increases after the grant date. The amount of each award is based upon the level of the officer. We do not currently have an annual or other regular grant process.

In 2010, in an effort to further align Mr. Michelson’s interests with the interests of our shareholders, the Compensation Committee granted Mr. Michelson restricted shares as a portion of his incentive compensation. Mr. Michelson received a restricted share award of 4,500 shares, of which 2,700 shares vested on March 2, 2011 and 1,800 shares vested on March 2, 2012.

Retirement Plan Contribution. In addition to the other forms of compensation described above, we also have the ability to make a discretionary retirement contribution to every employee’s, including our Named Executive Officers’, 401(k) plan account. In March 2012, each Named Executive Officer received an amount equal to $7,350 as a company contribution to his or her 401(k) account.

Perquisites. We believe our Named Executive Officers are most effectively motivated by the more concrete forms of compensation noted above. We do, however, make limited use of certain perquisites to attract and retain our key executives and to support their ability to further our business objectives. All our Named Executive

Officers have historically been eligible for our company car program. As part of our program, we have paid reasonable monthly auto payments, as well as gas and maintenance on the vehicles, and all vehicles have been covered by our corporate automobile insurance policy. In addition, all Named Executive Officers receive supplemental long term disability insurance and, as a supplemental health benefit, are eligible to receive additional short term disability payments if their paid time off (“PTO”) is exhausted while awaiting eligibility for long term disability. All officers, including subsidiary officers, also receive an additional five days of PTO annually. Finally, although there is no associated incremental cost, our executive officers also have occasional access to our corporate season tickets for sporting events, when the tickets are not being used for business purposes.

Amounts required to be reported for all perquisites are set forth in the Summary Compensation Table on page 20 and described more fully in the accompanying footnotes and narrative to that table. We have no other standard officer perquisites.

Employment Agreements. In 2007, we entered into an Employment and Non-Competition Agreement with Mr. Michelson. We entered into this agreement to help us ensure a successful transition of the position of Chief Executive Officer from our prior chief executive officer, Alan R. Spachman, to Mr. Michelson. In addition, we are a party to an Employee Retention Agreement with Mr. Michelson, which includes incentives for Mr. Michelson to stay employed with us for the long-term. We entered into this agreement in 1997 to secure Mr. Michelson’s employment and to retain his services. At the time and currently, we do not have any significantly long-term incentives for our executive management. Stock options granted to our executive management typically vest in five years or less, and there are no incentives with a term beyond five years. Therefore, we believed this agreement was necessary to retain Mr. Michelson for a longer period than five years. These agreements are described in detail under the section titled “Potential Payments Upon Termination or Change in Control” on page 25. None of our other Named Executive Officers are parties to any types of employment agreements.

Share Ownership Guidelines. After consultation with the Compensation Committee, we adopted share ownership guidelines for our executive officers. We believe these guidelines have historically more closely aligned our officers’ financial interests with those of our shareholders. According to the guidelines, it is suggested that within five years of becoming employed with us, officers own shares with a market value at least equal to: (1) in the case of the chief executive officer, president or any executive vice president—five times base salary; (2) in the case of any vice president—three times base salary; and (3) in the case of any assistant vice president—one times base salary. Vested option awards under our Long Term Incentive Plan have not historically counted under these guidelines.

Element	Michelson	McGraw	Phillips	Gonzales	Monda
Share Ownership Target (in shares) (1)	97,354	33,712	38,187	30,699	28,445
Total Share Ownership as of 2/28/11	184,155	200	69,965	—	37,200
Attainment Status	189.2%	0.6%	183.2%	—	130.8%

(1)	The market value was assumed to be $20.03 per share for 2011, and may be adjusted annually (or more frequently in the event of extraordinary changes). Mr. Gonzales has been a Vice President for approximately three years and as such, is not subject to meeting these guidelines.

Tax and Accounting Considerations

Cash compensation, such as base salary and annual management bonuses, is taxable as ordinary income when earned. Deferrals under tax-qualified plans, such as our 401(k) plan, do not affect our current tax deduction. Management and the Compensation Committee are aware of Section 162(m) of the Internal Revenue Code, which generally limits the deductibility of executive pay in excess of one million dollars, and which specifies the requirements for the “performance-based” exemption from this limit when determining annual compensation. The Compensation Committee has the opportunity to review with our senior management any potential tax implications before making decisions regarding compensation. When reviewing preliminary recommendations, and in connection with approving the terms of a long term incentive award, the Committee may also consider the accounting implications of a given award, including the estimated expense and/or dilutive considerations. We believe the compensation paid to our Named Executive Officers in 2011 is fully deductible.

Change of Control Payments

Long Term Incentive Plan. Our Long Term Incentive Plan provides for accelerated benefits to participants in the event of a change of control. Such acceleration is within the Committee’s sole discretion. With respect to all stock option and restricted share awards granted under the Long Term Incentive Plan, the Committee has included a provision in each agreement requiring the acceleration of awards in the event of death or permanent disability of the optionee, or a change in control in the Company. Generally, a change in control will be deemed to have occurred if (1) any person or group becomes the beneficial owner of 30% or more of the combined voting power of our outstanding securities (subject to certain exceptions), (2) there is a change in the majority of our Board of Directors, (3) certain corporate reorganizations take place where the existing shareholders do not retain more than 51% of the combined voting power of the outstanding securities or (4) our shareholders approve a complete liquidation or dissolution. We chose these change in control triggers based on an evaluation of market practices at the time we implemented our Long Term Incentive Plan, tempered by the fact that more than 50% of our common shares are held by one shareholder.

Management Bonus Plan. In order to provide additional protection to our Named Executive Officers (and other participants), our Management Bonus Plan provides for the accelerated payment of awards in the event of certain termination of employment scenarios triggered by a Change in Control, as defined under our Long Term Incentive Plan described above. For a further description of the potential payments due upon a change in control under the Management Bonus Plan, see the section of this Proxy Statement titled “Potential Payments Upon Termination or Change in Control” beginning on page 25.

Employment Agreement with Mr. Michelson. On March 12, 2007, we entered into an employment agreement with Mr. Michelson as part of our succession planning process. We based the “Change of Control” definition used in this employment agreement on the definition included in our Long Term Incentive Plan described above. For a description of the terms of those employment agreements, see the section of this Proxy Statement titled “Potential Payments Upon Termination or Change in Control” beginning on page 25.

Employee Retention Agreement with Mr. Michelson. Although no benefits are accelerated upon a change in control, any successor entity must assume our obligations to Mr. Michelson under the Employee Retention Agreement. For a description of the terms of this agreement, see the section of this Proxy Statement titled “Potential Payments Upon Termination or Change in Control—Employee Retention Agreement with Mr. Michelson” beginning on page 26.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in the Company’s Form 10-K.

Members of the Compensation Committee:

Donald D. Larson, Chairman

Joseph E. (Jeff) Consolino

Theodore H. Elliott, Jr.

Keith A. Jensen

SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to the annual and long-term compensation earned by our principal executive officer, our principal financial officer and the next three highest paid executive officers for the year ended December 31, 2011. Throughout the Proxy Statement, we refer to these officers together as our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)(8)(9)	All Other Compensation ($) (6)	Total ($)
David W. Michelson,	2011	$390,000	$—	—	$—	$479,825	$25,029	$894,854
President and Chief Executive Officer	2010 2009	367,509 360,010	— —	162,810 —	— —	357,525 334,554	25,625 22,291	913,469 716,855

Julie A. McGraw,	2011	225,087	—	—	—	148,563	18,017	391,667
Vice President, Chief Financial Officer and Treasurer	2010 2009	206,502 200,002	— —	— —	— —	134,138 123,532	17,955 16,478	358,595 340,012

Terry E. Phillips,	2011	254,962	—	—	—	198,236	23,616	476,814
Senior Vice President	2010 2009	234,988 228,011	— —	— —	— —	176,386 183,881	22,616 18,769	433,990 430,661

Arthur J. Gonzales,	2011	204,966	—	—	—	128,041	16,525	349,532
Vice President, Secretary and General Counsel	2010 2009	185,994 156,231	— 25,000	— —	— 102,400	86,562 —	105,842 42,268	378,398 325,899

Gary N. Monda,	2011	189,919	—	—	—	122,279	19,720	331,918
Vice President and Chief Investment Officer	2010 2009	177,993 172,423	— —	— —	— —	105,818 106,603	19,492 18,592	303,303 297,618

(1)	Mr. Gonzales’ 2009 salary shown in this column represents the prorated amount of his $180,000 annual salary for 2009 that was paid based upon his February 17, 2009 date of hire.
(2)	Amount in this column represents a one—time guaranteed bonus payment to Mr. Gonzales paid upon his initial hire as our Secretary and General Counsel on February 17, 2009.
(3)	Represents the aggregate grant date fair value of a restricted share award and stock bonus made in 2010, as computed under FASB ASC 718.
(4)	Represents the aggregate grant date fair value with respect to stock options granted in 2009 in accordance with FASB ASC 718. For a discussion of the assumptions used in the valuation, see Note 8 to the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.
(5)	This column reflects the amounts earned by the Named Executive Officers under the Management Bonus Plan for accident years 2009-2011 and is discussed further in the “Compensation Discussion and Analysis—Specific Elements of our Compensation—Annual Management Bonuses” section in this Proxy Statement.

(6)	The amounts in the All Other Compensation column are comprised of the following compensation items:

	Year	Perquisites and Other Personal Benefits ($) (7)	Company Contributions to Retirement Plan ($)	Total ($)
David W. Michelson	2011 2010 2009	$17,679 18,275 16,541	$7,350 7,350 5,750	$25,029 25,625 22,291
Julie A. McGraw	2011 2010 2009	10,667 10,605 10,728	7,350 7,350 5,750	18,017 17,955 16,478
Terry E. Phillips	2011 2010 2009	16,266 15,266 13,019	7,350 7,350 5,750	23,616 22,616 18,769
Arthur J. Gonzales	2011 2010 2009	9,175 100,372 42,268	7,350 5,470 —	16,525 105,842 42,628
Gary N. Monda	2011 2010 2009	12,370 12,142 12,842	7,350 7,350 5,750	19,720 19,492 18,592

(7)	Perquisites and other personal benefits include car allowances, use of corporate season tickets to sporting events and supplemental long term disability insurance. Mr. Gonzales’ after-tax amounts for 2010 also include $50,000 toward the documented loss on the sale of his home in Illinois, and approximately $42,000 related to closing costs on this home. All perquisites are further discussed in “Compensation Discussion and Analysis—Specific Elements of our Compensation Program—Perquisites” section in this Proxy Statement.
(8)	Excluded from this column are estimated payouts for the 2011, 2010 and 2009 accident year results that will be paid contingent upon the employee’s continued employment with us over a three year period (50%, 35% and 15%), with the exception of Mr. Gonzales who had accelerated payments schedules for his 2009 (70%, 30%) and 2010 bonuses (60%, 30%, 10%). Mr. Gonzales was employed by us effective February 2009 and therefore was not eligible for a bonus for accident year 2008. Estimated payouts for these accident year results, which are subject to adjustment for development of accident year results, are as follows:

	2011	2010	2009
David W. Michelson	$343,945	$617,400	$360,000
Julie A. McGraw	136,776	163,018	146,561
Terry E. Phillips	166,649	236,915	169,461
Arthur J. Gonzales	116,932	155,268	123,660
Gary N. Monda	112,237	147,795	112,210

(9)	Non-equity incentive plan compensation paid in 2011 related to accident years 2008-2010. All named executive officers listed below satisfied the performance condition for these bonuses by being employed by us in 2011 when bonuses were paid. Mr. Gonzales joined the Company in February 2009 and therefore was not eligible for a bonus for accident year 2008. The 2011 bonus payments are comprised of the following accident year results:

	AY 2010	AY 2009	AY 2008	Total
David W. Michelson	$301,350	$126,000	$52,475	$479,825
Julie A. McGraw	79,568	51,296	17,699	148,563
Terry E. Phillips	115,637	59,311	23,288	198,236
Arthur J. Gonzales	90,943	37,098	—	128,041
Gary N. Monda	72,137	39,274	10,868	122,279

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
		Threshold ($) (1)	Target ($)	Maximum ($)
David W. Michelson	(2)	$0	$390,000	(3)
Julie A. McGraw	(2)	0	112,544	(3)
Terry E. Phillips	(2)	0	178,473	(3)
Arthur J. Gonzales	(2)	0	102,483	(3)
Gary N. Monda	(2)	0	94,959	(3)

(1)	Our Management Bonus Plan, as discussed in further detail in the “Compensation Discussion and Analysis—Specific Elements of our Compensation Plan—Annual Management Bonuses” section in this Proxy Statement, does not provide for a minimum performance level; therefore the threshold is zero. Payment of bonuses is contingent upon the participant being employed with us on the date of payment and therefore bonuses are not considered individually earned until paid.
(2)	There is no grant date for the non-equity incentive plan awards made under our cash-based Management Bonus Plan.
(3)	The Management Bonus Plan does not set a maximum amount that could be paid to a Named Executive Officer. In the 2011 plan, there was $2.1 million available for potential bonus payments to all plan participants. Accordingly, the maximum that any one person could be paid would theoretically be $2.1 million, although this would mean that no other participants in the Management Bonus Plan would receive a bonus payment.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE

AND GRANTS OF PLAN-BASED AWARDS TABLE

Non-Equity Incentive Plan Awards

Our bonuses are tied to underwriting performance measured on an accident-year basis and are adjusted annually. Bonuses are payable over a three-year period for the 2011 accident year. The recipient must be employed when the bonus is paid in order to be entitled to receive such bonus award.

Each year, our Named Executive Officers are given a target bonus percentage of their base salaries. For 2011, target percentages were as follows: Mr. Michelson—100%, Ms. McGraw—50%, Mr. Phillips—70%, Mr. Monda—50%, and Mr. Gonzales—50%. Actual payouts are reflected in the Summary Compensation Table. The Compensation Committee determined actual bonus percentages for the 2011 accident year and reviewed the recommendations of the Chief Executive Officer, which were based off of both corporate objectives and specific individual performance objectives. The actual estimated total payouts for 2011 accident year results are as follows: Mr. Michelson—$343,945, Ms. McGraw—$136,776, Mr. Phillips—$166,649, Mr. Monda—$112,237, and Mr. Gonzales—$116,932. This bonus, subject to adjustment due to the development of 2011 accident year results, will be paid in the following installments; 50% in 2012, 35% in 2013 and 15% in 2014. The terms of our Management Bonus Plan are discussed in detail in the “Compensation Discussion and Analysis—Specific Elements of our Compensation Program and Compensation of Named Executive Officers—Annual Management Bonuses” section on page 15 of this Proxy Statement.

Stock Bonus and Restricted Share Awards

The amount in the “Stock Awards” column of the Summary Compensation table represents a restricted share award granted to Mr. Michelson under our Long Term Incentive Plan. In March of 2010, Mr. Michelson received a restricted share award of 4,500 shares, of which 2,700 shares vested on March 2, 2011, and 1,800 shares vested on March 2, 2012. Pursuant to the terms of our Long Term Incentive Plan, restricted share awards have dividend and voting rights equivalent to those of our other outstanding common shares. Additionally, restricted share awards allow for the grantee to surrender a portion of the common shares that become vested to pay for any tax withholding obligation.

Employment Agreement

The targets and compensation amounts we pay to Mr. Michelson in salary, bonus and perquisites were determined according to his employment agreement. For further discussion of this employment agreement, see the “Potential Payments Upon Termination or Change in Control” section on page 25 of this Proxy Statement.

Risk Assessment of Compensation Policies and Procedures

Our Compensation Committee has reviewed our material compensation policies and practices applicable to our employees, including our Named Executive Officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option /SAR Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable (1)	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
David W. Michelson	40,000	—	$13.50	2/2/2015	72,000	$1,776,240
	40,000	—	19.79	8/15/2015	1,800	44,406
Julie A. McGraw	39,800	—	21.81	1/9/2016	—	—
Terry E. Phillips	16,035	—	13.50	2/2/2015	—	—
	35,000	—	19.79	8/15/2015	—	—
Arthur J Gonzales	16,000	24,000	22.95	2/17/2019	—	—
Gary N. Monda	35,000	—	13.50	2/2/2015	—	—

(1)	This column includes stock options that were fully exercisable at December 31, 2011.
(2)	These stock options vest according to the following schedule:

	January 1,			Total Options
	2012	2013	2014
David W. Michelson	—	—	—	—
Julie A. McGraw	—	—	—	—
Terry E. Phillips	—	—	—	—
Arthur J. Gonzales	8,000	8,000	8,000	24,000
Gary N. Monda	—	—	—	—

(3)	These shares vest according to the following schedule:

	2012	2013	2014	2015	2016	2017	Total Number of Shares
David W. Michelson (5)	13,800	12,000	12,000	12,000	12,000	12,000	73,800

(4)	The value of restricted shares that have not vested is calculated by multiplying the number of the non-vested shares by $24.67, the closing market price of our common shares at December 30, 2011.
(5)	12,000 shares vest on January 1 of each year shown in the table above, while 1,800 shares vest on March 2, 2012.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (3)
David W. Michelson	—	—	14,700	$312,459
Julie A. McGraw	—	—	—	—
Terry E. Phillips (2)	21,965	234,147	—	—
Arthur J. Gonzales	—	—	—	—
Gary N. Monda	—	—	—	—

(1)	Represents the difference between the per share market price of the underlying common shares at exercise ($24.16) and the per share exercise price or base price of the stock options exercised ($13.50).
(2)	Mr. Phillips exercised 14,000 and 7,965 incentive and nonqualified stock options, respectively.
(3)	Represents the number of shares of stock acquired upon vesting multiplied by the market value of the underlying shares on the vesting date ($21.41).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our Named Executive Officers’ employment may be terminated under several possible scenarios. In certain of these scenarios, our plans, agreements, arrangements or typical practices would provide severance benefits in varying amounts to the executive. We have an Employment and Non-Competition Agreement with Mr. Michelson, our current President and Chief Executive Officer. We also have an Employee Retention Agreement with Mr. Michelson. In addition, our Long Term Incentive Plan and Management Bonus Plan each provide for the acceleration of awards and vesting upon a change in control or a termination following a change in control. These plans do not discriminate as to scope or terms in favor of our Named Executive Officers, but awards under these plans are made to a very limited group of senior management employees. All terms are generally applicable to all participants in such plans.

The following narrative discussion summarizes the various agreements or arrangements that could provide benefits to one of our Named Executive Officers upon a termination or change in control.

Employment Agreement with Mr. Michelson

On March 12, 2007, we entered into an Employment and Non-Competition Agreement with Mr. Michelson pursuant to which he agreed to serve as our President and Chief Operating Officer. We included a copy of Mr. Michelson’s agreement as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006. Effective January 1, 2008, we amended Mr. Michelson’s agreement to account for his promotion to Chief Executive Officer. We included a copy of the amendment to Mr. Michelson’s agreement as an exhibit to our Current Report on Form 8-K filed on January 4, 2008. Although we have summarized key provisions in this discussion, shareholders are encouraged to read the entire documents for additional detail.

The initial term of Mr. Michelson’s employment agreement was from January 1, 2007 through January 2, 2009, after which the term continues unless and until one party gives the other 90 days advance written notice of termination. The original agreement in place during 2007 provided for a base salary of $300,000 per year at the outset and a bonus equal to 100% of Mr. Michelson’s base salary in accordance with the terms of our Management Bonus Plan. Effective as of January 1, 2008, we promoted Mr. Michelson to Chief Executive Officer and, in connection with the promotion, amended his agreement to increase his base salary to $350,000 per year, subject to review and potential increase but not decrease and to provide that he will receive an annual bonus with a target equal to 100% of his base salary for each year, as long as he remained employed by us, subject to the terms and conditions of our Management Bonus Plan. The agreement provides for certain perquisites during its term (car allowance and standard office perquisites), paid time off and participation by Mr. Michelson in our Long Term Incentive Plan and benefit plans in effect from time to time. The agreement also subjects Mr. Michelson to non-competition and non-solicitation covenants.

If Mr. Michelson’s employment is terminated by us without cause, upon Mr. Michelson’s death or disability, or by Mr. Michelson for good reason or upon the Company’s failure to renew the term of the agreement, we will pay and provide to Mr. Michelson (1) his base salary at the rate in effect immediately before the termination through the first anniversary of his termination date, (2) prior year bonuses as if he were actively employed through the scheduled date of payment, (3) a pro rata portion of any bonus he would have received under the Management Bonus Plan had his employment continued through the year of termination and (4) full vesting of any unvested stock options.

The terms “cause” and “good reason” are each defined in the agreement. Cause means (1) a conviction of a felony, (2) dishonesty or willful misconduct that is materially detrimental or adverse to our best interests, (3) violation of non-competition or non-solicitation covenants or (4) abandonment or continuing neglect of duties. Good reason means (1) a material reduction in base salary, (2) a decrease of a target bonus opportunity below 100% of Mr. Michelson’s base salary, (3) a significant reduction of his duties, responsibilities or position or (4) a material change in his principal place of employment.

Employee Retention Agreement with Mr. Michelson

We currently have an Employee Retention Agreement with Mr. Michelson, a copy of which is included as an exhibit to our Current Report on Form 8-K filed on January 4, 2008. Under the terms of this agreement, if Mr. Michelson remains employed by us until June 1, 2012 (subject to extension for any period of time Mr. Michelson is unable to perform his duties due to temporary disability), then he shall receive a one-time lump sum of $1,000,000. If Mr. Michelson voluntarily resigns (other than for total disability) or is terminated for due cause prior to June 1, 2012, then all benefits under the agreement are forfeited. The term “due cause” is defined in the agreement to mean failure to perform or malfeasance in the performance of duties as assigned from time to time, or breach of our published policies.

If Mr. Michelson resigns due to total disability prior to the June 1, 2012, he or his beneficiary shall be entitled to receive the full amount of his benefit commencing on January 1, 2023. If Mr. Michelson is discharged for other than due cause prior to June 1, 2012, his rights to obtain the $1,000,000 are subject to a vesting schedule, with full vesting occurring on January 1, 2013. As of January 1, 2012, Mr. Michelson is 80% vested in this benefit. In the event of such a termination without due cause, Mr. Michelson would be entitled to receive, on June 1, 2012, the amount vested as of the date of his termination. However, if Mr. Michelson is terminated without due cause and then dies prior to June 1, 2012, then his benefits and our obligations under the agreement cease immediately. If Mr. Michelson is not terminated but dies before June 1, 2012, we will pay his beneficiary the sum of $150,000 annually over the next 10 years, commencing on the first day of the month following Mr. Michelson’s death.

Our subsidiary, National Interstate Insurance Agency, Inc. (also a party to the Employee Retention Agreement with Mr. Michelson), has purchased a variable whole life insurance policy that would support our funding obligations under this agreement in the event of Mr. Michelson’s death. Mr. Michelson is the insured under the policy; National Interstate Insurance Agency, Inc. is the owner and beneficiary.

Long Term Incentive Plan

Our Long Term Incentive Plan may provide for the acceleration of the lapse of restrictions on restricted shares, and the acceleration of vesting of stock option awards, upon a change in control, death, disability, retirement or hardship. The change in control triggers are described in the section titled “Compensation Discussion & Analysis — Change of Control Payments” on page 19 of this Proxy. Although such acceleration is not automatic, since our initial public offering, the Compensation Committee has exercised its discretion to include an acceleration mechanism in each stock option and restricted share award agreement with all participants, including our Named Executive Officers on the basis of a change in control, death or disability. We do not make payments to any Named Executive Officer under the Long Term Incentive Plan if he or she would receive the same payment under another agreement.

Management Bonus Plan

In the event of a change in control and if prior to the first anniversary of the change in control we terminate a participant’s employment other than for cause or a participant terminates his or her employment for good reason, then we will pay to such participant a lump sum cash distribution of his or her unpaid bonus awards within 10 days following the date of his or her termination of employment. This amount is prorated if the change in control and termination occur during a performance period (and after the applicable awards have been established for such period). Mr. Michelson receives these payments under his employment agreements, as described in the table below.

The terms “cause” and “good reason” are defined in the Management Bonus Plan. Cause means (1) a material failure to perform duties, (2) commission of a felony or any crime involving dishonest acts or (3) a breach of fiduciary duties or a material violation of any corporate governance and ethics policies. Good reason means (1) a material reduction in base salary, (2) a material reduction of authority, duties or responsibilities or (3) a material change in the participant’s principal place of employment.

The following table summarizes the amounts payable under the agreements and plans described above to a named executive officer upon termination under specified circumstances or upon a change in control, assuming such triggering event occurred on December 31, 2011.

Event	David W. Michelson	Julie A. McGraw	Terry E. Phillips	Arthur J. Gonzales	Gary N. Monda
Michelson’s Employment Agreement
Termination without Cause or failure to renew term, upon death or disability, or by Mr. Michelson for Good Reason (1)	$1,282,745	N/A	N/A	N/A	N/A

Michelson’s Employee Retention Agreement
Termination other than for Due Cause before June 1, 2012 (2)	$700,000	N/A	N/A	N/A	N/A
Resignation due to disability prior to June 1, 2012 (3)	$1,000,000	N/A	N/A	N/A	N/A
Death prior to June 1, 2012 (4)	$1,500,000	N/A	N/A	N/A	N/A

Long Term Incentive Plan (5)
Change in Control, death, disability, or acceleration of vesting of stock options and the lapse of restrictions on restricted shares (6)	$1,820,646	$—	$—	$41,280	$—

Management Bonus Plan
Termination other than for Cause or by named executive officer for Good Reason within one year following a Change in Control (7)	N/A	$242,209	$313,346	$181,257	$204,726

(1)	This amount represents Mr. Michelson’s salary and bonus. In addition, Mr. Michelson’s amount includes the acceleration of vesting of prior year bonuses under the Management Bonus Plan.
(2)	This amount represents the amount that would be due to Mr. Michelson, subject to the terms of his agreement, upon termination at December 31, 2011. Under his employee retention agreement, Mr. Michelson vested in $800,000 of his retention benefit as of January 1, 2011. We therefore had $800,000 accrued at December 31, 2011 for Mr. Michelson for financial reporting purposes. Mr. Michelson will not receive any of these benefits if he is discharged for reasons other than due cause and dies before June 1, 2012.
(3)	Mr. Michelson would be entitled to receive this amount on January 1, 2023.
(4)	This aggregate amount would be paid in $150,000 increments on the first day of the month following Mr. Michelson’s death and on each anniversary thereafter for a total of ten years.
(5)	The value of restricted shares reported in this table is calculated by multiplying the number of the restricted shares by $24.67, the closing market price of our common shares at December 30, 2011. The value of stock options reported in this table represents the difference between the exercise price of the participant’s stock options and $24.67, the closing market price of our common shares at December 30, 2011, multiplied by the number of unvested options held by the participant on December 31, 2011. Ms. McGraw’s, Mr. Monda’s and Mr. Phillips’ stock options were fully vested at December 31, 2011 and, therefore, their current amounts are zero.
(6)	Mr. Michelson’s total includes the lapse of restrictions on restricted shares under the Long Term Incentive Plan. Mr. Michelson’s acceleration on vesting of stock options is included under “Michelson’s Employment Agreement” as discussed in footnote 1.
(7)	Mr. Michelson’s prior year bonuses payable under the Management Bonus Plan are included in his employment agreement totals.

2011 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	All Other Compensation	Total ($)
Joseph E. (Jeff) Consolino (1)	$55,000	$—	$55,000
Theodore H. Elliott, Jr.	48,000	—	48,000
Gary J. Gruber (2)	—	—	—
Keith A. Jensen (2)	—	—	—
Vito C. Peraino (2)	—	—	—
Donald D. Larson (2)	—	—	—
David W. Michelson	—	—	—
Joel Schiavone	51,000	—	51,000
Alan R. Spachman (3)	76,058	35,000	111,058

(1)	Mr. Consolino receives his quarterly retainer and meeting fees in shares of common stock in lieu of cash pursuant to an annual election.
(2)	These directors do not receive compensation for their participation on our Board of Directors because they are either employed by our parent company, Great American Insurance Company or American Financial Group, Inc. Great American Insurance Company is a wholly-owned subsidiary of American Financial Group, Inc.
(3)	Amounts represent Mr. Spachman’s retainer for service as Chairman of the Board ($65,000), certain expenses including office expenses, expenses related to health, life, dental and disability coverage, vehicle related expenses and country club dues ($35,000) and meeting fees.

Prior to 2012, each independent director received an annual retainer of $30,000. The Chairman of the Board received an annual retainer of $65,000. The chairperson of the Audit Committee received an additional $10,000 retainer and independent directors, who are members of the Audit Committee, received an additional $5,000 retainer. If an independent director, the chairperson of the Compensation Committee would have received an additional $5,000 annual retainer and the chairperson of the Nominating/Governance Committee would have received an additional $2,500 retainer. The chairperson of the Steering Committee did not receive a retainer in addition to meeting fees, but did receive $1,000 for each Steering Committee meeting attended. Independent directors and the Chairman of the Board received $2,000 for each Board meeting attended in person and $1,000 for each Board meeting attended via telephone. Independent directors received $1,000 for each committee meeting attended regardless of whether attendance was in person or via telephone. The independent directors and Chairman of the Board did not receive multiple fees if a committee held a meeting on the same day or within one day of a Board meeting, but did receive multiple fees if multiple days of committee meetings occurred not within one day of a Board meeting.

Effective in 2012, the following changes were made to director compensation by approval of the Board and Compensation Committee: each independent director will receive an annual retainer of $40,000; the chairperson of the Audit Committee will receive an additional $15,000 retainer; and, independent directors who are members of the Audit Committee will receive a $7,500 retainer. All other director compensation remains the same for 2012. We will continue to reimburse independent directors for reasonable travel expenses incurred in connection with their services as directors, and any director who is also our employee or an employee of American Financial Group, Inc. or Great American Insurance Company will not receive any compensation for serving as a director or committee member.

Our independent directors are eligible to receive awards, such as stock options and restricted shares under our Long Term Incentive Plan for their services as directors. Our Board of Directors will determine such grants upon recommendation from the Compensation Committee. In 2011, the Committee did not issue any awards under the Long Term Incentive Plan to any director. Our independent directors may elect on an annual basis to receive their retainers and/or meeting fees in shares of common stock in lieu of cash. During 2011, Mr. Consolino made this election and received his quarterly board retainer and meeting fees in shares of common stock. The ability for our independent directors to make such an election was originally approved by the full Board of Directors in 2006 and is reconsidered annually. We value the shares as of the close of the last trading day of each calendar quarter. We pay any fractional share amounts in cash.

CORPORATE GOVERNANCE, COMMITTEE DESCRIPTIONS AND REPORTS

The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating/Governance Committee and a Steering Committee. Below are general descriptions of the primary responsibilities of these four board committees. To review the full text of the Charter for each of the Audit Committee, Compensation Committee and Nominating/Governance Committee, investors should access the Corporate Governance page on our corporate Investor Relations website at http://invest.natl.com. We will provide a copy of any Committee Charter to any investor free of charge upon written request.

Audit Committee

The Audit Committee performs the following functions, among others:

•	recommends the appointment of our independent registered public accounting firm;

•	reviews the results and scope of the independent registered public accounting firm’s audit and the services provided by the independent registered public accounting firm;

•	reviews compliance with legal and regulatory requirements;

•	evaluates our audit and internal control functions and

•	ensures the integrity of our financial statements.

The Audit Committee is comprised of the following three independent Directors: Mr. Elliott, Mr. Schiavone and Mr. Consolino, who serves as the chairperson of the Audit Committee. The Audit Committee met five times in 2011. The Board of Directors has determined that all of the members of the Audit Committee are independent in accordance with Nasdaq Global Select Market’s listing standards and Securities and Exchange Commission regulations. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flows statements. The Board of Directors has determined that Mr. Consolino is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations.

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board’s oversight of the integrity of the Company’s financial statements. The Audit Committee is currently comprised of three Directors and operates under their written charter. One of the primary responsibilities of the Audit Committee is to oversee the Company’s financial and accounting management and the independent registered public accounting firm. The Committee is also responsible for advancing the professional and ethical conduct of the Company’s directors and officers.

It is the responsibility of management to ensure that adequate internal controls are in place and that financial reports are completed in conformity with generally accepted accounting principles. The financial statements are the responsibility of the Company’s management. The independent registered public accounting firm is responsible for expressing an opinion on these financial statements and on the internal controls over financial reporting based on their audit. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. It is also not the responsibility of the Audit Committee to set or determine the adequacy of the Company’s reserves.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the audited financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements and the audit of internal control over financial reporting with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board Section AU 380, “Communications with Audit Committees.”

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board and disclosures required by the Audit Committee Charter, and the Committee discussed with the independent registered public accounting firm that firm’s independence. As part of its discussions, the Committee determined that Ernst & Young LLP was independent of the Company.

Based on the Committee’s discussions with management and the independent registered public accounting firm, and the Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Committee, the Committee recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

March 5, 2012	Members of the Audit Committee: Joseph E. (Jeff) Consolino, Chairman Theodore H. Elliott, Jr. Joel Schiavone

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies that require its approval for any audit and non-audit services to be provided to us by our independent registered public accounting firm. The Audit Committee delegated authority to the Committee Chairman to approve certain non-audit services. Pursuant to these procedures and delegation of authority, the Audit Committee was informed of and approved all of the audit and other services described above. No services were provided with respect to the de minimus waiver process provided by rules of the Securities and Exchange Commission.

Nominating/Governance Committee

The Nominating/Governance Committee performs the following functions, among others:

•	develops criteria for Director selection;

•	recommends to the full Board of Directors the Director-nominees to stand for election at Annual Meetings of Shareholders; and

•	recommends to the Board of Directors our corporate governance principles.

The Nominating/Governance Committee is comprised of the following four Directors: Mr. Gruber, Mr. Peraino, Mr. Larson and Mr. Schiavone. Mr. Schiavone is the only independent member of this Committee. We are not required to have a majority of independent directors on our Nominating/Governance Committee as would otherwise be required by the rules of the Nasdaq Global Select Market because of the “controlled company” exemption from these rules that applies to companies where more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Mr. Gruber serves as chairperson of the Nominating/Governance Committee. The Committee reported at full Board meetings, and met twice independently during 2011.

Our Nominating/Governance Committee is responsible for, among other things, establishing criteria for selecting new directors, identifying individuals qualified to be Board members as needed and recommending to the Board director-nominees for the next Annual Meeting of Shareholders. The Nominating/Governance Committee will recommend nominees for directorship to the Board in accordance with the principles in its charter. When considering an individual candidate’s suitability for the Board, the Nominating/Governance Committee will evaluate each individual on a case-by-case basis. Although the Committee does not prescribe minimum qualifications or standards for directors, candidates for Board membership should have the highest personal and professional integrity, demonstrated exceptional ability and judgment and availability and willingness to take the time necessary to properly discharge the duties of a director. The Committee will make its determinations on whether to nominate an individual based on the Board’s then-current needs, the merits of each such candidate and the qualifications of other available candidates. While the Committee does not have a formal policy with respect to the consideration of diversity in identifying director nominees, it does consider diversity when evaluating potential nominees, including differences in viewpoint, background, experience and skills. The Committee’s policy is to consider nominees for the Board who are recommended by shareholders entitled to vote at the annual meeting, in accordance with the Director Nomination Procedures and Criteria contained in Exhibit A to the Committee’s charter. The Committee will have no obligation to respond to shareholders who propose candidates that it has determined not to nominate for election to the Board, but the Committee may do so in its sole discretion. The Committee evaluates each candidate utilizing the same criteria, whether such candidate was nominated by the Board or a shareholder.

The Nominating/Governance Committee did not seek, nor did it receive the recommendation of any of the director candidates named in this Proxy Statement from any shareholder, non-management director, executive officer or third-party search firm in connection with its own approval of such candidates. The Nominating/Governance Committee did not pay any fee to a third party to assist it in identifying or evaluating nominees.

Compensation Committee

The Compensation Committee performs the following functions, among others:

•	discharges the Board of Directors’ responsibilities relating to establishing and/or approving compensation of our Directors and executive officers;

•	administers our equity compensation programs, including our Long Term Incentive Plan;

•	produces an annual report on executive compensation for inclusion in our Proxy Statement;

•	reviews corporate goals and objectives relative to executive compensation;

•	evaluates our chief executive officer’s performance in light of corporate objectives and

•	sets our chief executive officer’s compensation based on the achievement of corporate objectives.

The Compensation Committee is comprised of the following four Directors: Mr. Elliott, Mr. Jensen, Mr. Larson and Mr. Consolino. Mr. Elliott and Mr. Consolino are independent in accordance with Nasdaq Global Select Market’s listing standards and are outside directors under the definitions of Section 162(m) of the Internal Revenue Code. Mr. Larson serves as chairperson of the Compensation Committee. We are not required to meet independence requirements under the rules of the Nasdaq Global Select Market due to the “controlled company” exemption that applies to companies where more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Our Compensation Committee meets every February independent from the Board and more frequently as necessary with respect to compensation matters. The Committee met two times independent of the full Board meetings in 2011. The Committee has also acted in connection with regularly scheduled Board meetings to address a specific compensation matter or other topics required by its Charter. We have established processes and procedures for the consideration and determination of executive officer and director compensation. Our Chief Executive Officer works closely with the Compensation Committee by making recommendations for base salary, annual incentive bonus, and long term incentive awards for our other executive officers. The Compensation Committee has broad authority with respect to compensation matters. It reviews the recommendations of our Chief Executive Officer, deliberates and makes any necessary adjustments, and approves all compensation elements for our executive officers, including for our Chief Executive Officer. We have followed a similar process in establishing compensation for our independent directors. The Compensation Committee does not delegate its authority to other persons, although it adopted a standing resolution in November 2005 approving the grant of stock options to purchase a specified number of shares (20,000) to any newly elected assistant vice president, our lowest tier of officer. Such a grant must be in accordance with the terms of the resolution, our long term incentive plan and our standard award agreements. The independent members of our Compensation Committee would approve any grant of stock options required by Section 162(m) of the Internal Revenue Code. To date, neither our management nor the Compensation Committee has engaged a compensation consultant.

Steering Committee

The Steering Committee performs the following functions, among others:

•	reviews and approves our primary corporate operating objectives and annual operating plans;

•	monitors our compliance with our primary operating objectives; and

•	evaluates our overall effectiveness in meeting our annual operating plans and objectives.

The Steering Committee is comprised of the following four Directors: Mr. Spachman, Mr. Jensen, Mr. Larson and Mr. Schiavone. Mr. Spachman serves as chairperson of the Committee. Decisions by the Steering Committee will be advisory in nature and recommendations of the Committee will be subject to full Board review and approval. The Steering Committee met three times independent of the full Board in 2011.

Executive Sessions

Our independent directors meet regularly in executive session.

Board Structure and Risk Oversight

Currently, Mr. Michelson serves as our Chief Executive Officer and Mr. Spachman serves as the Chairman of our Board. Mr. Michelson also serves as a member of our Board. Our Board does not have a policy on whether or not the roles of chief executive officer and chairman should be separate. Instead, our Board has the authority to choose its chairman in any way it deems best for us at any given point in time. Accordingly, our Board reserves the right to vest the responsibilities of the chief executive officer and chairman in the same person or in two different individuals depending on what it believes is in our best interest. At this time, our Board has determined that separation of these roles most appropriately suits us. Mr. Spachman is uniquely qualified to serve as our Chairman given his historical leadership of our Board, his long history with us, including his history as our founder and former chief executive officer, and his skills and experience in the insurance industry. Further, our Board believes that this division of roles allows Mr. Michelson to focus more of his efforts toward the management of our business. Our Board believes that there is no single leadership structure that would be most effective in all circumstances and, therefore, retains the authority to modify our Board’s structure to best address our circumstances as and when appropriate.

Our management is primarily responsible for assessing and managing our exposure to risk. Our Board is involved on an ongoing basis in the general oversight of our material identified enterprise-related risks. Each of our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and General Counsel, with input as appropriate from other members of management, report and provide relevant information directly to our Board on various types of identified, material operational, financial, investment, legal and business risks to which we are or may be subject, as well as mitigation strategies for certain key identified material risks. These reports, information and strategies are then reviewed, approved and monitored on an ongoing basis by our Board. The role of our Board in our risk oversight processes has not affected our Board leadership structure or our day-to-day management.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are party to several agreements with Great American Insurance Company, our largest shareholder, relating to reinsurance and underwriting. The terms of these agreements, as described below, were negotiated by us and Great American Insurance Company. We believe that the terms of these agreements are comparable to those that we could obtain from independent third parties. We are also a party to certain reinsurance treaties with Validus Reinsurance, Ltd., a subsidiary of Validus Holdings, Ltd., as further described below. Additionally, we previously entered into an agreement with Great American Insurance Company and Alan Spachman, our Chairman, relating to registration rights and rights of first refusal to buy back their shares in certain circumstances. Our Board of Directors has approved the terms of these agreements.

Reinsurance, Underwriting and Other Arrangements

Effective November 1, 1989, we became a party with Great American Insurance Company to an Underwriting Management Agreement pursuant to which we agreed to underwrite and service policies of insurance related to public commercial transportation and recreation vehicles for a fee. Currently, under the terms of the agreement, we pay Great American Insurance Company a fee based on a percentage ranging from 1.5% to 3.0% of written premiums. The written premiums totaled approximately $3.7 million in 2011. During 2011, the fees we paid to Great American Insurance Company under this agreement were approximately $70 thousand. Great American Insurance Company participates in our excess of loss treaties for public transportation, truck and Hawaii general commercial business. In 2011, premiums and losses ceded to Great American Insurance Company under these treaties totaled $0.4 million and $2.2 million, respectively. We, Great American Insurance Company and its affiliated insurance companies are also parties to a Reinsurance Agreement dated November 1, 1989 pursuant to which we assume all of the risk and exposure on the polices we administer under the terms of the Underwriting Management Agreement. We anticipate that these agreements will remain in force under the same terms and conditions for the foreseeable future. However, pursuant to its terms, the Underwriting Management Agreement may be terminated without cause by either party from time to time and is terminable immediately (but not automatically) upon termination of the related reinsurance treaty or if we no longer employ Mr. Spachman. To date, Great American Insurance Company has not exercised its right to terminate the Underwriting Management Agreement on the basis of Mr. Spachman no longer being employed by us, and we do not expect Great American Insurance Company to do so. Additionally, Great American Insurance Company, or its parent American Financial Group, Inc., perform certain services for us without charge including, without limitation, actuarial services and on a consultative basis internal audit, legal, accounting and other support services. We believe, based on discussions with Great American Insurance Company that these services will continue to be provided from the affiliated entity in the future.

Validus Reinsurance, Ltd. participates on one of our property quota share reinsurance treaties, on one of our catastrophe excess of loss reinsurance treaties and on a workers’ compensation excess of loss reinsurance treaty. In 2011, premiums ceded to Validus Reinsurance, Ltd. under these treaties totaled approximately $0.9 million and ceding commission to us was approximately $0.3 million. These treaties were negotiated at arms length through an independent reinsurance broker as part of our customary reinsurance evaluation and placement process. Our Director and Audit Committee chair, Mr. Consolino, is the president and chief financial officer of Validus Holdings, Ltd., the parent of Validus Reinsurance, Ltd.

Registration Rights Agreement and Right of First Refusal

Upon the completion of our initial public offering, we entered into an agreement with Great American Insurance Company and our Chairman, Alan R. Spachman, pursuant to which we granted each of them registration rights in exchange for our right of first refusal to buy back their shares in connection with certain proposed sales of their common shares. Our right of first refusal will be triggered by any gift, bequest, sale, exchange, transfer, assignment or other disposition of all or any portion of the common shares owned, whether beneficially or of record, by either of Mr. Spachman or Great American Insurance Company, other than the transfer of shares (1) in a charitable gift or a bequest, without consideration, so long as the number of common shares transferred to one person or group of related persons as a result of such gift or bequest or series of related gifts or bequests is less than 10.0% of our total issued and outstanding common shares immediately prior to such gift, (2) pursuant to an underwriting agreement, a purchase agreement or similar arrangement to which we, Great American Insurance Company and/or Mr. Spachman are party relating to an underwritten public offering of our common shares, (3) in a public or privately negotiated sale, so long as, to the knowledge of the selling shareholder, each purchaser in such negotiated sale or series of negotiated sales, either alone or as a member of a group of related or affiliated purchasers, will not be the beneficial owner of 10.0% or more of our total issued and outstanding common shares immediately following such sale, (4) pursuant to a tender offer or exchange offer approved or recommended by at least two-thirds of our shareholders or (5) to any trust or other entity, for financial planning or estate planning purposes, without consideration, the primary beneficiary of which is Mr. Spachman or his lineal descendants.

Review, Approval or Ratification of Transactions with Related Parties

We have established procedures for reviewing transactions between us and our directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures help us evaluate whether any such related person transaction could impair the independence of a director or presents a conflict of interest on the part of a director or executive officer.

Our Audit Committee charter specifically requires the Audit Committee to review and approve all related party transactions which are required to be disclosed under Item 404 of Regulation S-K, and to further consider and review possible conflicts of interest of current or former directors and executive officers. In addition, our Code of Ethics and Conduct requires our directors, executive officers and all employees to provide full disclosure of the circumstances surrounding any potential conflict of interest and refrain from any related decision making process. Directors and officers must provide this full disclosure to our General Counsel and the Audit Committee.

To capture all relevant information with respect to such transactions, we annually require each of our directors and executive officers to complete a Code of Ethics and Conduct and Conflict of Interest statement as well as a Director and Officer Questionnaire that, among other things, elicits information about related person transactions. Our General Counsel reviews the information disclosed in these documents, and reviews any unique circumstances potentially involving a related party transaction with our chief financial officer, other members of management and the Audit Committee, as warranted. The Audit Committee, and possibly the full Board, would review any specific fact patterns as required.

NOMINATIONS AND SHAREHOLDER PROPOSALS

In accordance with our Amended and Restated Code of Regulations (the “Regulations”), the only director candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. We will give shareholders a reasonable opportunity at the meeting to nominate candidates for the office of director. However, the Regulations require that a shareholder wishing to nominate a director candidate must have first given our Secretary at least 60 days and not more than 90 days prior to the Annual Meeting date written notice setting forth or accompanied by (1) the name and residence of the shareholder and of each nominee specified in the notice, (2) a representation that the shareholder was a holder of record of our voting shares and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice and (3) the consent of each such nominee to serve as director if so elected.

Our proxy materials for the 2012 Annual Meeting of Shareholders will be mailed on or about March 28, 2012. The proxy form used by us for the Annual Meeting typically grants authority to the presiding officer to determine in his discretion whether business sought to be brought before any annual meeting or special meeting of the shareholders is properly presented at the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2013 Annual Meeting of Shareholders, it must be received by us by February 25, 2013. Additionally, a shareholder may submit a proposal for consideration at the 2013 Annual Meeting of Shareholders, but not for inclusion in next year’s Proxy Statement, if the shareholder gives timely written notice of such proposal in accordance with Section 8(c) of the Regulations. In general Section 8(c) provides that, to be timely, a shareholder’s notice must be delivered to our principal executive offices not less than 60 nor more than 90 days prior to the Annual Meeting date, except that if the first public announcement of the date of the Annual Meeting is not made at least 100 days prior to the date of the Annual Meeting, notice by the shareholder will be timely if it is delivered or received not earlier than the 120th calendar day prior to the annual meeting.

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to us, addressed to the Secretary, so that it is received on or before the close of business on the 120th calendar day prior to the mailing date for next year’s Annual Meeting of Shareholders or approximately December 27, 2012. We suggest that all proposals be sent by certified mail, return receipt requested.

Our proxies for the 2012 Annual Meeting of Shareholders will confer discretionary authority to vote on any matter if we do not receive timely written notice of such matter in accordance with Section 8(c). For business to be properly requested by a shareholder to be brought before the 2012 Annual Meeting of Shareholders, the shareholder must comply with all of the requirements of Section 8(c), not just the timeliness requirements set forth above.

COMMUNICATIONS WITH DIRECTORS

Our Board of Directors has adopted procedures for shareholders to send written communications to an individual director or the Board as a group. Shareholders should clearly address such communications either to the Board of Directors or any or all of the non-management directors, at the election of the shareholder, and send to the following, who will forward any communications so received:

National Interstate Corporation

Secretary

3250 Interstate Drive

Richfield, Ohio 44286

CODE OF ETHICS AND CONDUCT

Our Board of Directors adopted a Code of Ethics and Conduct applicable to our directors, officers and employees. The Code of Ethics and Conduct is available on our Investor Relations website at http://invest.natl.com and upon written request to our Secretary, the address of whom is set forth immediately above. We intend to disclose amendments and any waivers to the Code of Ethics on our website.

3250 Interstate Drive • Richfield, Ohio 44286

www.nationalinterstate.com

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the election of nominees as director and FOR Proposals 2 and 3.

1.	Election of Class II Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Keith A. Jensen	☐	☐	02 - Vito C. Peraino	☐	☐	03 - Joel Schiavone	☐	☐

	04 - Alan R. Spachman	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2012.	☐	☐	☐	3.	Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐

4.	In their discretion, to vote upon such other business as may properly come before the meeting.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	+

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY — NATIONAL INTERSTATE CORPORATION

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 26, 2012

The undersigned hereby appoints Julie A. McGraw and Arthur J. Gonzales, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of National Interstate Corporation held of record by the undersigned on February 27, 2012, at the Annual Meeting of Shareholders to be held on April 26, 2012 at 9:00 A.M., or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present (and at their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the corporation). Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 28, 2012 is hereby acknowledged.

This proxy, when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy holders will, except to the extent they exercise their discretion to cumulate votes in the election of directors, vote FOR the nominees described in Proposal 1 and FOR Proposals 2 and 3. If cumulative voting is invoked, by a shareholder through proper notice to the corporation, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the undersigned is entitled in respect of the shares represented by this proxy and allocate them in favor of one or more of the nominees for director if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.

PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE - NO POSTAGE NECESSARY